UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2008 (December 19, 2008)

Cyberonics, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-19806	76-0236465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cyberonics Blvd., Houston, Texas 77058
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 281-228-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.

On December 19, 2008, Cyberonics, Inc. (the “Company”) entered into amendments to certain compensation-related agreements with the Company’s named executive officers.  The amendments primarily make several technical changes to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”).

Amendment of Mr. Moore’s Employment Agreement

In addition to amendments related to Section 409A, the amendment of the employment agreement with the Company’s President and Chief Executive Officer (CEO), Daniel J. Moore, (1) clarifies that continued medical and dental benefits will be provided on a tax-free basis to the maximum extent permissible under applicable law; and (2) modifies the release agreement attached to the employment agreement to incorporate the review and revocation periods required under the Age Discrimination in Employment Act.

A copy of the amendment is included as Exhibit 10.1 to this report and incorporated by reference into this Item 5.02.

Amendment of the Employment Agreements of Messrs. Browne, Parker, Reinstein, Simpson, and Wise

As described in the Company’s Schedule 14A filed August 7, 2008 (the “Proxy”), the Company’s employment agreements with its executive officers other than Mr. Moore provide that an executive officer who is terminated without cause has a right to elect one of the following two alternative benefits:

•	a lump sum payment equal to 150% of the sum of (1) the executive officer’s base salary plus (2) the executive officer’s most recent bonus earned (the “Cash Benefit”); or

•
a lump sum payment equal to 150% of the executive officer’s base salary, along with accelerated vesting of the portion of all unvested equity awards that would have vested during the 12-month period following the date of termination, to the extent vesting is based solely on a period of service (the “Cash and Equity Benefit”).

Among the amendments required to comply with Section 409A, each named executive officer other than Mr. Moore was required to elect one of the two alternative benefits by selecting between two forms of the amendment to their employment agreements. George E. Parker, III, Vice President, Human Resources, Randal L. Simpson, Vice President, Operations and Research & Development, and David S. Wise, Vice President and General Counsel, elected the Cash Benefit.  Gregory H. Browne, Vice President, Finance and Chief Financial Officer, and James A. Reinstein, Vice President, Sales and Marketing and General Manager, International, elected the Cash and Equity Benefit.

Also as described in the Proxy, certain executive officers have been awarded restricted stock subject to certain performance-based forfeiture conditions pertaining to the Company’s financial performance and performance of the Company’s stock price over an extended period of time.  In addition to the amendments required to comply with Section 409A, the employment agreement amendment incorporating the Cash and Equity Benefit, together with amendments to corresponding restricted stock agreements, as described below, allow the executive officers to retain any performance-based restricted stock that vests during the six-month period following the date of the officer’s termination without cause (the “Performance Share Benefit”).  The Company and the Compensation Committee of the Company’s Board of Directors believe that, given the nature of the performance-based forfeiture restrictions, the officer likely will have made a substantial contribution to the lapse of the forfeiture restrictions and that the provision of this benefit is fair and equitable.

The form of Amendment of Employment Agreement for each of Messrs. Parker, Simpson, and Wise is included as Exhibit 10.2 to this report and incorporated by reference into this Item 5.02.

The form of Amendment of Employment Agreement for Messrs. Browne and Reinstein is included as Exhibit 10.3 to this report and incorporated by reference into this Item 5.02.

Amendment of the Change in Control Agreements of Messrs. Browne, Parker, Reinstein, Simpson, and Wise

Also as described in the Proxy, the Company has entered into severance agreements that provide a severance benefit to each executive officer, other than the CEO, if, following a change in control, the executive officer (1) is terminated by the Company without cause or (2) terminates employment for a good reason.  The amendments to the Company’s severance agreements with Messrs. Browne, Parker, Reinstein, Simpson, and Wise are intended to comply with the requirements of Section 409A, including elimination of a severance benefit in the event of the executive officer’s termination prior to, but in anticipation of, a change in control.

The form of Amendment of Severance Agreement is included as Exhibit 10.4 to this report and incorporated by reference into this Item 5.02.

Amendment of Restricted Stock Agreements for Messrs. Browne and Reinstein

Three of the Company’s restricted stock agreements with each of Messrs. Browne and Reinstein were amended to facilitate provision of the Performance Share Benefit.  The amendment extends the period for vesting of the underlying performance-based restricted stock for a period of six months after the date of the officer’s termination without cause, as defined in the employment agreement.

The form of Amendment of Restricted Stock Agreement is included as Exhibit 10.5 to this report and incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Second Amendment of Employment Agreement dated December 19, 2008 between Cyberonics, Inc. and Daniel J. Moore
10.2	Form of Amendment of Employment Agreement (Messrs. Parker, Simpson, and Wise)
10.3	Form of Amendment of Employment Agreement (Messrs. Browne and Reinstein)
10.4	Form of Amendment of Severance Agreement (Messrs. Browne, Parker, Reinstein, Simpson, and Wise)
10.5	Form of Amendment of Restricted Stock Agreement (Messrs. Browne and Reinstein)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberonics, Inc.

By: /s/ David S. Wise
Name: David S. Wise
Title: Secretary
December 29, 2008